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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-156816) pertaining to the registration of shares for the Facet Biotech Corporation 2008 Equity Incentive Plan and the Facet Biotech Corporation 2008 Employee Stock Purchase Plan of our report dated February 23, 2010, with respect to the consolidated financial statements of Facet Biotech Corporation, and the effectiveness of internal control over financial reporting of Facet Biotech Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Palo Alto, California
February 23, 2010

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  EXHIBIT 23.1